HOLLYWOOD MEDIA REPORTS FINANCIAL RESULTS FOR THE FIRST QUARTER OF FISCAL 2004

- NEW MSOS LAUNCH THTV WITH ROLLOUTS PLANNED FOR ADDITIONAL GEOGRAPHIC MARKETS -
- BROADWAY TICKETING DEFERRED REVENUE INCREASES 26% -

(Boca Raton, FL - May 17, 2004) - Hollywood Media Corp. (Nasdaq: HOLL), a leading provider of news, information and ticketing covering the entertainment and media industries, today announced financial results for the first quarter ended March 31, 2004.

FINANCIAL RESULTS

Net revenues for the quarter ended March 31, 2004 increased 2 percent, to $14.8 million from $14.5 million for the same period of 2003. Deferred revenue for Broadway tickets sold for future performances, a key leading indicator of future revenue for the Broadway Ticketing division, was up 26 percent as of March 31, 2004 compared to December 31, 2003. The net loss for the first quarter narrowed 41 percent to $1.66 million, or $0.07 per share, compared with a net loss of $2.81 million, or $0.14 per share, for the first quarter of 2003.

"Our Broadway Ticketing division reported steady results, overcoming the typical slow time of year for tourism in New York and posting a slight increase in revenue," commented Mitchell Rubenstein, Chief Executive Officer of Hollywood Media Corp. "More importantly, our deferred revenue at the end of the quarter was up substantially versus the end of fiscal 2003. This growth, coupled with an approximate 22 percent increase in Broadway ticket sales in April 2004 as compared to April 2003, provides increased optimism for the balance of the year for this division. In addition, our Broadway Ticketing division revenues include high margin commissions on sales of hotel room packages, and our sales of hotel rooms increased 55 percent compared to the year ago quarter. We saw revenue declines in our intellectual property division, due primarily to the vagaries of revenue recognition applied to book publishing, but the strong pipeline of new published titles in this division leads management to expect a rebound in revenues in this division as the year progresses. Our Internet ad sales division experienced revenue growth of 57 percent in the first quarter 2004 as compared to first quarter 2003. We made some strategic decisions in our Data Services business designed to improve profitability, and, based on a strong pipeline of new business and new business opportunities, including our expansion in the UK, we expect measurable growth in that business for the remainder of the year. In addition, MovieTickets.com (in which Hollywood Media has a 26.4% ownership interest) added a large Internet Service Provider to its distribution channel and continued to show solid customer adoption of online ticket sales with over 1 million tickets sold for the film, "The Passion of the Christ."

Mr. Rubenstein continued, "We have implemented an aggressive strategy seeking to expand distribution of our interactive cable TV network, Totally Hollywood TV ("THTV"), through cable television operators (MSOs) as this channel is quickly growing in popularity among MSOs and subscribers. In the past 30 days, THTV launched distribution with an additional Top 8 MSO in certain markets, bringing the total number of MSOs distributing THTV to four of the Top 8. In two different geographic areas, based on MSO-provided statistics, THTV was by far the most viewed item in the cable operator's free video-on-demand offerings, far outpacing recognized networks' VOD offerings on such tier of programming service. Looking forward, we are excited about the growth potential in all of our businesses, and believe we are well positioned for future success."

The Company completed the quarter with a substantially stronger balance sheet compared to the prior-year period, due primarily to our previously reported private placement of common stock in February 2004. The Company completed the quarter with a current ratio of 1.41:1 while total shareholders' equity increased 41 percent to $48.4 million compared to $34.3 million as of December 31, 2003.

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HOLLYWOOD MEDIA REPORTS 2004 FIRST QUARTER RESULTS
Page 2

RECENT DEVELOPMENTS

During and subsequent to the first quarter of 2004, the Company continued to execute its operating strategy. Specifically:

     o THTV launched with two new MSOs bringing the total number carrying THTV to four of the Top 8 MSOs in the U.S. Roll-out continues to new geographic markets.

     o In April 2004, MovieTickets.com announced that it signed an agreement with EarthLink, one of the nation's largest Internet service providers with five million subscribers, to provide convenient movie ticketing services for EarthLink subscribers and other visitors on the Earthlink start page.


TELECONFERENCE INFORMATION

As previously announced, management will host a teleconference to discuss the Company's First Quarter 2004 financial results. The conference call is scheduled for May 17, 2004 at 4:30 p.m. Eastern Time.

To access the teleconference, please dial 800-231-5571 if calling within the United States or 973-582-2703 if calling internationally approximately five minutes prior to the start of the call. The teleconference will also be available via live webcast on the investor relations portion of the Company's website, located at http://www. hollywood.com/about_us/ Following prepared remarks, management will take questions from the audience via phone and e-mail. To ask a question via e-mail, please send your questions to questions@exec.hollywood.com in advance of, or during, the live call.

If you are unable to listen to the live teleconference at its scheduled time, there will be a replay available through May 24, 2004 and can be accessed by dialing 877-519-4471 (U.S.), 973-341-3080 (Int'l), passcode 4767517. A replay of the teleconference will also be archived for a longer period on the investor relations portion of the Company's web site.

ABOUT HOLLYWOOD MEDIA

Hollywood Media Corp. is a leading provider of news, information and ticketing covering the entertainment and media industries. On the strength of its history in developing comprehensive entertainment industry databases, as well as its major strategic partners and unique content, the Company has launched a network of media businesses. The Company's Data Business includes CinemaSource, EventSource, AdSource and Baseline/FilmTracker. The Company's Broadway Tickets business includes Broadway.com, 1-800-Broadway and Theatre Direct International. These services supply thousands of media outlets with specific information on entertainment events such as movies, live theater and concerts, and sell tickets for Broadway. The Company's businesses also include an intellectual property business, as well as Hollywood.com and a minority interest in MovieTickets.com. In addition, the Company owns and operates the cable television network, Totally Hollywood TV ("THTV").

Financial Tables Follow

Statements in this press release may be "forward-looking statements" within the meaning of federal securities laws. The matters discussed herein that are forward-looking statements are based on current management expectations that involve risks and uncertainties that may result in such expectations not being realized. Actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous potential risks and uncertainties including, but not limited to, the need to manage our growth and integrate new businesses, our ability to develop strategic relationships, our ability to compete with other media, data and Internet companies, technology risks, the volatility of our stock price, and other risks and factors described in Hollywood Media Corp.'s filings with the Securities and Exchange Commission including our Form 10-K for 2003. Such forward-looking statements speak only as of the date on which they are made.


Contact:

Matthew Hayden
Hayden Communications, Inc.
matt@haydenir.com
858-456-4533

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HOLLYWOOD MEDIA REPORTS 2004 FIRST QUARTER RESULTS
Page 3


                     HOLLYWOOD MEDIA CORP. AND SUBSIDIARIES
                      CONDENSED CONSOLIDATED BALANCE SHEETS

                                               March 31,       December 31,
                                                 2004              2003
                                             -------------    -------------
                                              (Unaudited)
                   ASSETS

CURRENT ASSETS:
    Cash and cash equivalents                $  12,642,403    $   1,867,999
    Receivables, net                             1,446,944        1,496,934
    Inventories, net                             8,873,768        5,770,289
    Prepaid expenses                               854,928          941,966
    Other receivables                            1,107,222          654,141
    Other current assets                            41,156           10,296
    Deferred advertising - CBS                      38,807           38,807
                                             -------------    -------------
    Total current assets                        25,005,228       10,780,432

RESTRICTED CASH                                  1,000,000          850,000
PROPERTY AND EQUIPMENT, net                      2,049,869        2,236,906
INVESTMENTS IN AND ADVANCES TO
  EQUITY METHOD INVESTEES                          119,213          164,205
IDENTIFIABLE INTANGIBLE ASSETS, net              1,430,029        1,603,985
GOODWILL                                        40,813,682       40,813,682
OTHER ASSETS                                       393,818          431,811
                                             -------------    -------------
TOTAL ASSETS                                 $  70,811,839    $  56,881,021
                                             =============    =============

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:
    Accounts payable                         $   2,170,975    $   2,201,431
    Accrued expenses and other                   4,085,598        5,178,467
    Loan from shareholder/officer                     --            600,000
    Deferred revenue                            11,309,411        9,063,317
    Current portion of
      capital lease obligations                    218,440          227,538
                                             -------------    -------------
    Total current liabilities                   17,784,424       17,270,753

CAPITAL LEASE OBLIGATIONS,
  less current portion                             155,520          178,790
DEFERRED REVENUE, less current portion             205,813          193,063
MINORITY INTEREST                                   41,258           21,895
OTHER DEFERRED LIABILITY                           191,700          903,192
CONVERTIBLE DEBENTURES, NET                      4,019,106        4,027,629

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS' EQUITY:
    Preferred Stock, $.01 par value,
      539,127 shares authorized;
      none outstanding                                --               --
    Common stock, $.01 par value,
      100,000,000 shares authorized;
      27,669,695 and 21,810,266 shares
      issued and outstanding
      at March 31, 2004
      and December 31, 2003, respectively          276,697          218,103
    Additional paid-in capital                 294,732,710      279,087,772
    Deferred compensation                          (81,250)        (162,500)
    Accumulated deficit                       (246,514,139)    (244,857,676)
                                             -------------    -------------
    Total shareholders' equity                  48,414,018       34,285,699
                                             -------------    -------------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY   $  70,811,839    $  56,881,021
                                             =============    =============

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HOLLYWOOD MEDIA REPORTS 2004 FIRST QUARTER RESULTS
Page 4

                               HOLLYWOOD MEDIA CORP. AND SUBSIDIARIES
                          CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                            (Unaudited)


                                                                      Three Months Ended March 31,
                                                                      ----------------------------
                                                                          2004           2003
                                                                      ------------    ------------
                                                                                       As Restated,
                                                                                        See Note 2)

NET REVENUES
    Ticketing                                                         $ 11,878,290    $ 11,520,248
    Other                                                                2,906,430       3,017,438
                                                                      ------------    ------------
                                                                        14,784,720      14,537,686
                                                                      ------------    ------------


OPERATING EXPENSES:
    Cost of revenues - ticketing                                         9,951,540      10,038,722
    Editorial, production, development and technology (exclusive of
       depreciation and amortization shown separately below)             1,188,021       1,159,735
    Selling, general and administrative                                  4,978,313       4,709,438
    Amortization of CBS advertising                                           --           190,023
    Depreciation and amortization                                          530,117         639,876
                                                                      ------------    ------------

        Total operating expenses                                        16,647,991      16,737,794
                                                                      ------------    ------------

        Operating loss                                                  (1,863,271)     (2,200,108)

EQUITY IN EARNINGS OF INVESTMENTS                                            4,694           4,405

OTHER INCOME (EXPENSE):
    Interest, net                                                         (417,955)       (340,368)
    Other, net                                                             690,561         (49,091)
                                                                      ------------    ------------

         Loss before minority interest                                  (1,585,971)     (2,585,162)

MINORITY INTEREST IN EARNINGS OF SUBSIDIARIES                              (70,492)       (220,573)
                                                                      ------------    ------------

         Net loss                                                     $ (1,656,463)   $ (2,805,735)
                                                                      ============    ============


Basic and diluted loss per common share                               $      (0.07)   $      (0.14)
                                                                      ============    ============

Weighted average common and common equivalent shares
   outstanding - basic and diluted                                      24,916,531      20,401,079
                                                                      ============    ============

---------------
(1) Net Revenues have been reduced by $25,129, or 0.2%, in the three months ended March 31, 2003 restated condensed consolidated statement of operations as a result of an underaccrual for Broadway Ticketing gift certificates.

     Cost of Revenues - Ticketing has been decreased by $108,906, or 1.1%, in the three months ended March 31, 2003 restated condensed consolidated statement of operations as a result of an overaccrual for Broadway ticketing purchases.

     The number of weighted average shares outstanding was increased by 2,788 shares for the three months ended March 31, 2003 to include vested restricted shares.